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                                                                 Exhibit 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-4 Registration Statement on Form S-8 (333-36463) of U.S. Office Products Company pertaining to the 1995 Employee Stock Option Plan for the Benefit of Employees of Mail Boxes Etc. and the Restated 1985 Employee Stock Option Plan for the Benefit of Employees of Mail Boxes Etc., of our report dated June 6, 1997, with respect to the consolidated financial statements of Mail Boxes Etc. included in the Annual Report on Form 10-K of Mail Boxes Etc. for the year ended April 30, 1997, filed with the Securities and Exchange Commission.

                                       /s/ Ernst & Young LLP
                                           -----------------
                                           ERNST & YOUNG LLP

San Diego, California
November 18, 1997